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Press Release
For immediate release
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Invesco Elects C. Robert Henrikson to
Board of Directors

Media Relations Contact: Bill Hensel  404-479-2886

Atlanta  –  November 14, 2011  –  Invesco Ltd. today announced that C. Robert Henrikson has been elected a member of the Board of Directors, effective January 1, 2012.  Mr. Henrikson, 64, recently retired as president and chief executive officer of MetLife, Inc. and Metropolitan Life Insurance Company.  He will continue to serve as chairman of the Board of Directors of MetLife, Inc. through December 31, 2011.

“With his years of experience in the insurance industry combined with significant board service, Rob Henrikson brings a valuable and complementary set of skills to Invesco,” said Rex Adams, chairman of the Board of Directors. “Rob is a proven leader with deep experience in financial services that will be of great benefit to our Board.”

With the addition of Mr. Henrikson, the Board will increase to eleven members, nine of whom, including Mr. Henrikson, are independent. Mr. Henrikson will also join the Audit, Compensation, and the Nomination and Corporate Governance Committees.

Mr. Henrikson received a bachelor’s degree from the University of Pennsylvania and a law degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program.

Mr. Henrikson is a member of the President’s Export Council, the principal national advisory committee on international trade. He is a former chairman of the American Council of Life Insurers; a former chairman of the Financial Services Forum; a director emeritus of the American Benefits Council; chairman of the board of the Wharton School’s S.S. Huebner Foundation for Insurance Education; and a trustee of the American Museum of Natural History. He also serves on the Board of Trustees of Emory University and the boards of directors of The New York Philharmonic, The New York Botanical Garden, and the Partnership for New York City.

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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